Exhibit 99.1
Kimberly-Clark Announces First Quarter 2026 Results, Reaffirms 2026 Outlook
Delivers solid volume-plus-mix performance
fueled by consumer-inspired innovation and strong in-market execution

DALLAS, April 28, 2026 - Kimberly-Clark Corporation (Nasdaq: KMB) today reported first quarter 2026 results driven by resilient consumer demand for the company's brands, the introduction of pioneering innovative new products, and leveraging sustained, industry-leading productivity.
“Our first quarter results highlight the strength and resilience of the growth engine we’ve built through Powering Care,” said Kimberly-Clark Chairman and CEO Mike Hsu. “We continued to deliver solid volume-plus-mix performance while building share momentum despite continued geopolitical and macroeconomic uncertainty. We accomplished this by driving consumer-inspired innovation, growing brand love, and executing exceptionally well as a team. Simultaneously, we continue to generate meaningful cost savings that reinforce our strong financial foundation and enable us to invest in our exciting future.”
Hsu continued, "With our core business gaining momentum and one of the strongest innovation and commercial activation lineups in our history set to launch in the second quarter, we’re preparing Kimberly-Clark to unlock the unique, generational value creation opportunity ahead with the acquisition of Kenvue. We have industry-leading momentum thanks to our teams around the world, and we’re excited to accelerate into our next chapter and build a company unlike any other in our industry today."
Quarter Highlights
•Unless otherwise noted, reported results in this release are based on continuing operations and exclude the International Family Care and Professional ("IFP") business, which is reported as discontinued operations.
•Delivered net sales of $4.2 billion, up 2.7 percent, with organic sales growth of 2.5 percent.
•Gross margin was 36.8 percent; adjusted gross margin was 37.9 percent, down 60 basis points versus the prior year.
•Operating profit for the quarter was $753 million, while adjusted operating profit was $732 million, up 3.7 percent versus the prior year driven by strong productivity savings, lower marketing, research and general expenses reflecting overhead savings, and favorable currency translation.
•Diluted earnings per share ("EPS") from continuing operations were $1.70; adjusted EPS from continuing operations were $1.60, down 1.2 percent versus the prior year.
•Diluted EPS attributable to Kimberly-Clark were $2.00; adjusted EPS attributable to Kimberly-Clark were $1.97, up 2.1 percent versus the prior year.

First Quarter 2026 Results
Net sales of $4.2 billion increased 2.7 percent, as organic sales growth of 2.5 percent and favorable currency impacts of 2.0 percent were partially offset by a 1.8 percent decline from the exit of the company's private label diaper business in the US. Organic sales growth was driven by volume-plus-mix growth of 3.0 percent, partially offset by lower pricing of 0.5 percent to drive trial of new products and enhance value propositions.
Gross margin was 36.8 percent compared to 37.2 percent in the prior year, inclusive of $42 million, or 110 basis points, and $53 million, or approximately 130 basis points, respectively, of charges related to the 2024 Transformation Initiative. Excluding these charges, adjusted gross margin was 37.9 percent, a decrease of 60 basis points versus the prior year as strong productivity savings were more than offset by unfavorable pricing net of cost inflation, reflecting planned investments to drive new product trial and improve price:value tiers across the portfolio, and supply chain related investments.
First quarter operating profit was $753 million compared to $631 million in the prior year. Current quarter results included a $120 million benefit related to the settlement of insurance claims from a previous acquisition, and $99 million of charges related to the 2024 Transformation Initiative and Kenvue acquisition. Prior year results included $75 million of charges related to the 2024 Transformation Initiative. Excluding these items, adjusted operating profit was $732 million compared to $706 million, an increase of 3.7 percent driven by strong productivity savings, lower marketing, research and general expenses, and favorable currency translation.
Net interest expense was $53 million versus $57 million in the prior year primarily driven by lower interest expense.
The first quarter effective tax rate was 23.9 percent, compared to 23.5 percent in the prior year. On an adjusted basis, the effective rate was 26.2 percent compared to 20.7 percent in the prior year, primarily reflecting discrete unfavorable factors in the current year compared to discrete tax benefits in the first quarter of 2025 related to the resolution of certain tax matters as well as a change in the US tax law effective July 2025.
Net income of equity companies was $53 million compared to $44 million in the prior year driven primarily by favorable currency translation.
Income from discontinued operations, net of income taxes was $101 million, inclusive of pre-tax separation costs of $32 million, compared to $103 million in the prior year. Adjusted income from discontinued operations was $125 million compared to $103 million in the prior year, an increase of 21.4 percent primarily driven by lower depreciation and amortization expense of approximately $30 million in the current year due to reporting requirements for discontinued operations.
Diluted EPS from continuing operations were $1.70 compared to $1.39 in the prior year. These reported amounts are inclusive of a $0.10 net benefit and $0.23 of charges, respectively, for the certain items discussed above that management doesn't believe reflect our underlying and ongoing operations. Excluding these items, adjusted EPS from continuing operations were $1.60, a decline of 1.2 percent primarily due to the higher adjusted effective tax rate discussed above.
Diluted EPS attributable to Kimberly-Clark in the quarter were $2.00 compared to $1.70 in the prior year. These reported amounts are inclusive of $0.03 of net benefit and $0.23 of charges, respectively, for certain items discussed above that management doesn't believe reflect our underlying and ongoing operations. Excluding these items, adjusted EPS attributable to Kimberly-Clark were $1.97, up 2.1 percent driven by higher adjusted operating profit and income from discontinued operations, partially offset by a higher adjusted effective tax rate.
Business Segment Results
(Unaudited)

Q1 change vs year ago (%)	Volume	Mix/Other	Net Price	Divestitures and Business Exits(c)	Currency Translation	Total(a)	Organic(b)
Consolidated	2.6	0.4	(0.5)	(1.8)	2.0	2.7	2.5
NA	1.9	(0.2)	—	(2.7)	0.3	(0.6)	1.8
IPC	4.1	1.4	(1.5)	—	5.2	9.1	4.0
(a)    Total may not sum across due to rounding.
(b)    Represents the change in net sales excluding the impacts of currency translation and divestitures and business exits. Organic Sales Growth is a non-GAAP financial measure. See "Summary of Non-GAAP Financial Measures" below for reconciliations of our GAAP to non-GAAP measures.
(c)    Impact of the exit of the Company's private label diaper business in the United States and other exited businesses and markets in conjunction with the 2024 Transformation Initiative.
North America ("NA")
Net sales of $2.7 billion decreased 0.6 percent in the quarter, driven by a 2.7 percent impact from the exit of the company's private label diaper business in the US that was partially offset by solid, underlying organic net sales growth. Organic sales increased 1.8 percent primarily driven by broad-based volume growth reflecting the strength of innovations and activations in the quarter.
Operating profit of $623 million decreased 8.1 percent driven by a 490 basis point headwind from business exits and higher advertising investments that were partially offset by strong productivity savings.
International Personal Care ("IPC")
Net sales of $1.5 billion increased 9.1 percent driven by organic sales growth of 4.0 percent and favorable currency impacts. Organic sales benefitted from strong volume-led growth of 4.1 percent and enhanced portfolio mix of 1.4 percent that reflected improvements in consumer value propositions across the portfolio, partially offset by price investments of 1.5 percent.
Operating profit of $245 million increased 21.9 percent reflecting volume- and mix-led gains, strong productivity savings, favorable currency impacts, and lower overhead costs that were partially offset by investments in price:value tiers resulting in negative pricing net of cost inflation.
Cash Flow and Balance Sheet
Cash provided by operations (inclusive of discontinued operations) was $745 million compared to $327 million last year. Year-to-date capital spending was $424 million compared to $204 million last year. The company returned $418 million to shareholders through dividends. Total debt was $7.1 billion as of March 31, 2026, down from $7.2 billion as of December 31, 2025.
2026 Outlook
Consistent with the Company's long term growth algorithm, it continues to expect 2026 Organic Sales Growth to grow in line to ahead of the weighted average growth in the categories and countries it competes, which for the latest twelve months grew at approximately two-and-a-half percent. Reported Net Sales are forecast to reflect a negative impact of 50 basis points from the exit of the company's private label diaper business in the US and an approximately 50 basis points favorable impact from currency translation. Adjusted Operating Profit is expected to grow at a mid-to-high single-digit rate on a constant-currency basis. Adjusted Earnings Per Share from Continuing Operations are expected to grow at a double-digit rate on a constant-currency basis driven by an approximately 40 percent increase in income from equity companies versus 2025, expectations of flat net interest expense, an Adjusted Effective Tax Rate of approximately 23 percent, and average shares outstanding essentially unchanged versus 2025. Adjusted Earnings Per Share Attributable to Kimberly-Clark are expected to be flat on a constant-currency basis reflecting a reduction in Income from Discontinued Operations in line with the expected close of the IFP transaction in mid-2026, the proceeds from which will be held to fund, in part, the Kenvue acquisition. Earnings Per Share are expected to be favorably impacted by currency translation of approximately 170 basis points.
This outlook reflects assumptions subject to change given the macro environment.
Supplemental Materials and Live Webcast
Supplemental materials will be available at approximately 6:30 a.m. Eastern Daylight Time in the Investor Relations section of the Kimberly-Clark website. The company will host a live Q&A session with investors and analysts on April 28, 2026, at 8:00 a.m. Eastern Daylight Time. The supplemental materials and Kimberly-Clark's Q&A session can be accessed at the Investor Relations section of the Kimberly-Clark website. A replay of the webcast will be available following the event through the same website.
About Kimberly-Clark
Kimberly-Clark (NASDAQ: KMB) and its trusted brands are an indispensable part of life for people in more than 175 countries and territories. Our portfolio of brands, including Huggies, Kleenex, Scott, Kotex, Cottonelle, Poise, Depend, Andrex, Pull-Ups, Goodnites, Intimus, Plenitud, Sweety, Softex, Viva and WypAll, hold No. 1 or No. 2 share positions in approximately 70 countries. Our company’s purpose is to deliver Better Care for a Better World. We are committed to using sustainable practices designed to support a healthy planet, build strong communities, and enable our business to thrive for decades to come. To keep up with the latest news and learn more about the company's more than 150-year history of innovation, visit the Kimberly-Clark website.
Copies of Kimberly-Clark's Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company's website on the same day they are filed with the SEC. To view these filings, visit the Investors section of the company's website.
Forward Looking Statements
Certain matters contained in this press release concerning our plans and expectations regarding the pending mergers with Kenvue and the pending International Family Care and Professional (“IFP”) joint venture transaction with Suzano (“IFP Transaction”), the business outlook, including raw material, energy and other input costs, the anticipated charges and savings from the 2024 Transformation Initiative, cash flow and uses of cash, growth initiatives, innovations, marketing and other spending, net sales, anticipated currency rates and exchange risks, including the impact in Argentina and Türkiye, effective tax rate, contingencies and anticipated transactions of

Kimberly-Clark, including dividends, share repurchases and pension contributions, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are based upon management's expectations and beliefs concerning future events impacting Kimberly-Clark. There can be no assurance that these future events will occur as anticipated or that our results will be as estimated. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to publicly update them.
The assumptions used as a basis for the forward-looking statements include many estimates that, among other things, depend on the successful completion of the mergers with Kenvue and the achievement of future cost savings and projected volume increases. In addition, many factors outside our control, including risks and uncertainties around the pending mergers with Kenvue (including the risk that the anticipated benefits and synergies of the mergers may not be realized when expected or at all, the terms and scope of the expected financing in connection with the mergers may prove to be less favorable than currently expected, that the mergers may not be completed in a timely manner or at all and the risk of litigation related to the mergers), the pending IFP Transaction (including risks related to delays or failure to complete the proposed transaction, the incurrence of significant transaction and separation costs, adverse market reactions, regulatory or legal challenges, and operational disruptions), risks that we are not able to realize the anticipated benefits of the 2024 Transformation Initiative (including risks related to disruptions to our business or operations or related to any delays in implementation), war in Ukraine (including the related responses of consumers, customers, and suppliers and sanctions issued by the U.S., the European Union, Russia or other countries), government trade or similar regulatory actions (including current and potential trade and tariff actions affecting the countries where we operate and the resulting negative impacts on our supply chain, commodity costs, and consumer spending), pandemics, epidemics, fluctuations in foreign currency exchange rates, the prices and availability of our raw materials, supply chain disruptions, disruptions in the capital and credit markets, counterparty defaults (including customers, suppliers and financial institutions with which we do business), failure to realize the expected benefits or synergies from our acquisition and disposition activity, impairment of goodwill and intangible assets and our projections of operating results and other factors that may affect our impairment testing, changes in customer preferences, severe weather conditions, regional instabilities and hostilities (including the war in Iran), potential competitive pressures on selling prices for our products, energy costs, general economic and political conditions globally and in the markets in which we do business, as well as our ability to maintain key customer relationships, could affect the realization of these estimates.
The factors described under Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025, or in our other SEC filings, among others, could cause our future results to differ from those expressed in any forward-looking statements made by us or on our behalf. Other factors not presently known to us or that we presently consider immaterial could also affect our business operations and financial results.

KIMBERLY-CLARK CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Millions, except per share amounts)
(Unaudited)

	Three Months Ended March 31
	2026	2025	Change
Net Sales	$4,163	$4,054	2.7%
Cost of products sold	2,629	2,545	3.3%
Gross Profit	1,534	1,509	1.7%
Marketing, research and general expenses	920	855	7.6%
Other (income) and expense, net	(139)	23	N.M.
Operating Profit	753	631	19.3%
Nonoperating expense	(15)	(17)	(11.8%)
Interest income	5	7	(28.6%)
Interest expense	(58)	(64)	(9.4%)
Income from Continuing Operations Before Income Taxes and Equity Interests	685	557	23.0%
Provision for income taxes	(164)	(131)	25.2%
Income from Continuing Operations Before Equity Interests	521	426	22.3%
Share of net income of equity companies	53	44	20.5%
Income from Continuing Operations	574	470	22.1%
Income from Discontinued Operations, Net of Income Taxes	101	103	(1.9%)
Net Income	675	573	17.8%
Net income attributable to noncontrolling interests	(10)	(6)	66.7%
Net Income Attributable to Kimberly-Clark Corporation	$665	$567	17.3%

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic:
Continuing operations	$1.70	$1.40	21.4%
Discontinued operations	0.30	0.31	(3.2%)
Basic Earnings per Share	$2.00	$1.71	17.0%

Diluted:
Continuing operations	$1.70	$1.39	22.3%
Discontinued operations	0.30	0.31	(3.2%)
Diluted Earnings per Share	$2.00	$1.70	17.6%

Cash Dividends Declared	$1.28	$1.26	1.6%

Common Shares Outstanding	March 31
	2026	2025
Outstanding shares as of	331.9	331.9
Average diluted shares for three months ended	333.2	333.3

N.M. - Not Meaningful

KIMBERLY-CLARK CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Millions)
(Unaudited)

	March 31, 2026	December 31, 2025
ASSETS
Current Assets
Cash and cash equivalents	$542	$688
Accounts receivable, net	2,001	1,892
Inventories	1,479	1,475
Other current assets	547	535
Current assets of discontinued operations	722	720
Total Current Assets	5,291	5,310
Property, Plant and Equipment, Net	6,833	6,775
Investments in Equity Companies	383	330
Goodwill	1,840	1,839
Other Intangible Assets, Net	76	77
Other Assets	1,058	1,062
Non-current Assets of Discontinued Operations	1,703	1,705
TOTAL ASSETS	$17,184	$17,098

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Debt payable within one year	$609	$694
Trade accounts payable	3,245	3,388
Accrued expenses and other current liabilities	1,903	1,888
Dividends payable	422	415
Current liabilities of discontinued operations	724	740
Total Current Liabilities	6,903	7,125
Long-Term Debt	6,475	6,474
Non-current Employee Benefits	598	605
Deferred Income Taxes	500	445
Other Liabilities	623	646
Non-current Liabilities of Discontinued Operations	149	151
Redeemable Preferred Securities of Subsidiaries	22	22
Stockholders' Equity
Kimberly-Clark Corporation	1,796	1,502
Noncontrolling Interests	118	128
Total Stockholders' Equity	1,914	1,630
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$17,184	$17,098

KIMBERLY-CLARK CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Millions)
(Unaudited)

	Three Months Ended March 31
	2026	2025
Operating Activities
Net income	$675	$573
Depreciation and amortization	193	218
Stock-based compensation	23	32
Deferred income taxes	36	7
Net (gains) losses on asset and business dispositions	(19)	10
Equity companies' earnings (in excess of) less than dividends paid	(53)	(39)
Operating working capital	(116)	(476)
Postretirement benefits	(3)	3
Other	9	(1)
Cash Provided by Operations	745	327
Investing Activities
Capital spending	(424)	(204)
Proceeds from asset and business dispositions	27	—
Investments in time deposits	(50)	(99)
Maturities of time deposits	83	186
Other	9	(2)
Cash Used for Investing	(355)	(119)
Financing Activities
Cash dividends paid	(418)	(405)
Change in short-term debt	313	45
Debt repayments	(400)	(250)
Proceeds from exercise of stock options	—	30
Repurchases of common stock	—	(61)
Cash dividends paid to noncontrolling interests	(15)	(18)
Other	(7)	(24)
Cash Used for Financing	(527)	(683)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(5)	17
Change in Cash and Cash Equivalents	(142)	(458)

Cash and cash equivalents from continuing operations - beginning of period	688	1,010
Cash and cash equivalents from discontinued operations - beginning of period(a)	13	11
Cash and Cash Equivalents - Beginning of Period	701	1,021

Cash and cash equivalents from continuing operations - end of period	542	551
Cash and cash equivalents from discontinued operations - end of period(a)	17	12
Cash and Cash Equivalents - End of Period	$559	$563
(a)    Included in Current assets of discontinued operations.

KIMBERLY-CLARK CORPORATION
BUSINESS SEGMENT RESULTS
(Millions)
(Unaudited)

	Three Months Ended March 31
	2026	2025	Change
Net Sales
NA	$2,651	$2,668	(0.6%)
IPC	1,512	1,386	9.1%
Total Net Sales	$4,163	$4,054	2.7%

Operating Profit
NA	$623	$678	(8.1%)
IPC	245	201	21.9%
Segment Operating Profit(a)	868	879	(1.3%)
Corporate & Other(b)	(115)	(248)	(53.6%)
Total Operating Profit	$753	$631	19.3%
(a)Segment Operating Profit is a non-GAAP financial measure as it excludes certain results included within Corporate & Other, as discussed below. Refer to "Summary of Non-GAAP Financial Measures" below for further discussion of how we utilize non-GAAP financial measures. As shown above, we have included a reconciliation to Total Operating Profit, as determined in accordance with GAAP.
(b)Corporate & Other includes income and expense not associated with the ongoing operations of the segments, including certain operations of the former IFP segment that were divested prior to the IFP Transaction and costs previously allocated to the former IFP segment that aren't reported as discontinued operations.

SUMMARY OF NON-GAAP FINANCIAL MEASURES
The following provides the reconciliation of the non-GAAP financial measures provided in this press release to the most closely related GAAP measure. These measures include: Organic Sales Growth, Adjusted Gross Profit, Adjusted Operating Profit, Adjusted Earnings per Share from Continuing Operations, Adjusted Earnings per Share Attributable to Kimberly-Clark, Adjusted Effective Tax Rate, and Adjusted Income from Discontinued Operations. Unless specifically stated, all discussions regarding non-GAAP financial measures reflect results from our continuing operations for all periods presented.
•Organic Sales Growth is defined as the change in Net Sales, as determined in accordance with U.S. GAAP, excluding the impacts of currency translation and divestitures and business exits.
•Adjusted Gross and Operating Profit, Adjusted Earnings per Share from Continuing Operations, Adjusted Earnings per Share Attributable to Kimberly-Clark, Adjusted Effective Tax Rate, and Adjusted Income from Discontinued Operations are defined as Gross Profit, Operating Profit, Diluted Earnings per Share from Continuing Operations, Diluted Earnings per Share Attributable to Kimberly-Clark, Effective Tax Rate, and Income from Discontinued Operations, Net of Income Taxes, respectively, as determined in accordance with U.S. GAAP, excluding the impacts of certain items that management believes do not reflect our underlying operations, and which are discussed in further detail below.
The income tax effect of these non-GAAP items on the Company's Adjusted Earnings per Share from Continuing Operations, Adjusted Earnings per Share Attributable to Kimberly-Clark and Adjusted Income from Discontinued Operations is calculated based upon the tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment. The impact of these non-GAAP items on the Company’s effective tax rate represents the difference in the effective tax rate calculated with and without the non-GAAP adjustment on pre-tax income and provision for income taxes.
We use these non-GAAP financial measures to assist in comparing our performance on a consistent basis for purposes of business decision making by removing the impact of certain items that we do not believe reflect our underlying and ongoing operations. We believe that presenting these non-GAAP financial measures is useful to investors because it (i) provides investors with meaningful supplemental information regarding financial performance by excluding certain items, (ii) permits investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provides supplemental information that may be useful to investors in evaluating our results. We believe that the presentation of these non-GAAP financial measures, when considered together with the corresponding U.S. GAAP financial measures and the reconciliation to those measures, provides investors with additional understanding of the factors and trends affecting our business than could be obtained absent these disclosures.
These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures, and they should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items being excluded. We compensate for these limitations by using these non-GAAP financial measures as a supplement to the GAAP measures and by providing reconciliations of the non-GAAP and comparable GAAP financial measures. Certain non-GAAP financial measures referenced in this press release are presented on a forward-looking basis. Kimberly-Clark does not provide a reconciliation of these forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures on a forward-looking basis because it is unable to predict certain adjustment items without unreasonable effort. Please note that these items could be material to Kimberly-Clark’s results calculated in accordance with GAAP.
The non-GAAP financial measures exclude the following items for the relevant time periods:
•2024 Transformation Initiative - We initiated this transformation to create a more agile and focused operating structure that will accelerate our proprietary pipeline of innovation in right-to-win spaces and improve our growth trajectory, profitability, and returns on investment.
•Kenvue Acquisition - Acquisition-related costs incurred in connection with the pending Kenvue Acquisition, primarily related to external advisory, legal, accounting, and other related costs.
•Insurance Recovery – Settlement of insurance claims related to a previous acquisition.

•IFP Separation Costs - Costs incurred in connection with the IFP Transaction related to external advisory, legal, accounting, contractor and other incremental costs, and are reported in discontinued operations.
The following table provides a reconciliation of Organic Sales Growth from continuing operations:

	Three Months Ended March 31, 2026
	Percent change vs. the prior year period
	NA	IPC	Total
Net Sales Growth	(0.6)	9.1	2.7
Currency Translation	(0.3)	(5.2)	(2.0)
Divestitures and Business Exits	2.7	—	1.8
Organic Sales Growth(a)	1.8	4.0	2.5
(a)    Table may not foot due to rounding.
The following table provides a reconciliation of Adjusted Gross Profit from continuing operations:

	Three Months Ended March 31
	2026	2025
Gross Profit	$1,534	$1,509
2024 Transformation Initiative	42	53
Adjusted Gross Profit	$1,576	$1,562
The following table provides a reconciliation of Adjusted Operating Profit from continuing operations:

	Three Months Ended March 31
	2026	2025
Operating Profit	$753	$631
2024 Transformation Initiative	51	75
Kenvue Acquisition	48	—
Insurance Recovery	(120)	—
Adjusted Operating Profit	$732	$706
The following table provides a reconciliation of Adjusted Earnings per Share from Continuing Operations:

	Three Months Ended March 31
	2026	2025
Diluted Earnings per Share from Continuing Operations	$1.70	$1.39
2024 Transformation Initiative	0.09	0.23
Kenvue Acquisition	0.13	—
Insurance Recovery	(0.32)	—
Adjusted Earnings per Share from Continuing Operations(a)	$1.60	$1.62
(a)    The non-GAAP adjustments included above are presented net of tax. The income tax effect of these non-GAAP items is calculated based upon the tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment. Refer to the Adjusted Effective Tax Rate reconciliation below for the tax effect of these adjustments on the Company's reported provision for income taxes.

The following table provides a reconciliation of Adjusted Earnings per Share Attributable to Kimberly-Clark:

	Three Months Ended March 31
	2026	2025
Diluted Earnings per Share Attributable to Kimberly-Clark	$2.00	$1.70
2024 Transformation Initiative	0.09	0.23
Kenvue Acquisition	0.13	—
Insurance Recovery	(0.32)	—
IFP Separation Costs	0.07	—
Adjusted Earnings per Share Attributable to Kimberly-Clark	$1.97	$1.93
The following table provides a reconciliation of the continuing operations Adjusted Effective Tax Rate:

	Three Months Ended March 31
	2026		2025
	Income from Continuing Operations Before Income Taxes and Equity Interests	Provision for Income Taxes	Income from Continuing Operations Before Income Taxes and Equity Interests	Provision for Income Taxes
As Reported	$685	$(164)	$557	$(131)
2024 Transformation Initiative	51	(19)	77	—
Kenvue Acquisition	48	(5)	—	—
Insurance Recovery	(120)	14	—	—
As Adjusted	$664	$(174)	$634	$(131)

Effective Tax Rate
As Reported		23.9%		23.5%
As Adjusted		26.2%		20.7%

The following table provides a reconciliation of Adjusted Income from Discontinued Operations:

	Three Months Ended March 31
	2026	2025
Income from Discontinued Operations, Net of Income Taxes	$101	$103
IFP Separation Costs	32	—
Tax Effect(a)	(8)	—
Adjusted Income from Discontinued Operations	$125	$103
(a)    The income tax effect of this non-GAAP item is calculated based upon the tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the non-GAAP adjustment.

Investor Relations contact: Christopher Jakubik, CFA, KC.InvestorRelations@kcc.com
Media Relations contact: Kyrsten Aspegren, media.relations@kcc.com

[KMB-F]
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